NEWS RELEASE
CONTACT CHRIS HEADLY
(540) 349-0218 or
chris.headly@tfb.bank

Fauquier Bankshares Announces Third Quarter 2017 Results
	Net income of $1.28 million compared to $990,000 for the prior quarter and $698,000 for the third quarter of 2016;
	Net loan growth of $22.02 million for the third quarter of 2017;
	Net interest margin of 3.75% up 15 basis points from the prior quarter and 30 basis points from third quarter of 2016;
	Return on average assets of 0.80% compared to 0.63% and 0.44% for the prior quarter and third quarter of 2016, respectively;
	Return on average equity 8.96% compared to 7.10% and 5.11% for the prior quarter and third quarter of 2016, respectively;
	Noninterest expenses declined 3.05% and 0.48% compared to the prior quarter and third quarter of 2016;
	Regulatory capital remains strong with ratios exceeding the well capitalized thresholds in all categories
WARRENTON, VA., October 30, 2017 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $1.28 million for the third quarter of 2017 an increase of 29.39% from the previous quarter and 83.52% from the third quarter of 2016. Basic and diluted earnings per share were $0.34 up from $0.26 in the previous quarter and $0.19 for the third quarter of 2016.  Net income for the first nine months of 2017 was $3.04 million compared to $2.87 million for the same period of 2016 which included the effects of a one-time recovery of $508,000 from a previously charged-off loan. For the nine months ended September 30, 2017, basic and diluted earnings per share were $0.81 compared to $0.76 for the same period in 2016.
Marc Bogan, President and CEO, said, "We are pleased with the progress made in the third quarter. Our initial challenge was to change the trajectory of earning asset growth and expense management in order to improve profitability.  We have seen improvement in most of the components that lead to improved profitability: increased earning assets, increased net interest income, improved margins, and reduced noninterest expense.  These, combined with sustained low funding costs and solid expense management, have resulted in much improved profitability.  As we go forward, our challenge will pivot to continuing to incrementally improve earning asset growth and expense management, and sustain our progress toward becoming a top performing bank."
Total assets were $631.72 million on September 30, 2017 compared to $624.45 million on December 31, 2016 and $623.88 million on September 30, 2016. Net loans increased $26.72 million or 5.83% to $485.33 million on September 30, 2017 from $458.61 million on December 31, 2016 and increased $32.45 million or 7.17% from $452.87 million on September 30, 2016. Total deposits were $556.21 million on September 30, 2017 compared to $546.16 million and $545.40 million on December 31, 2016 and September 30, 2016, respectively. Low cost transaction deposits (demand and interest checking accounts) were $348.01 million, an increase of $6.87 million from the end of the third quarter of 2016 and decrease of $814,000 from 2016 year end.
Return on average assets (ROAA) was 0.80% and return on average equity (ROAE) was 8.96% for the third quarter of 2017, compared to 0.63% and 7.10%, respectively for the second quarter of 2017 and 0.44% and 5.11%, respectively, for the third quarter of 2016. For the nine month period ended September 30, 2017, return on average assets was 0.65% and return on average equity was 7.27%, compared to 0.63% and 7.13%, respectively, for the nine month period ended September 30, 2016.
Net interest margin was 3.75% in the third quarter of 2017 compared to 3.60% for the previous quarter and 3.45% for the same period in 2016. Net interest income for the third quarter of 2017 increased $282,000 when compared to the prior quarter and increased $521,000 to $5.49 million when compared to $4.97 million for the same period in 2016. Net interest margin was 3.62% for the first nine months of 2017 compared to 3.50% for the same period in 2016. Net interest income for the first nine months of 2017 increased $985,000 to $15.64 million when compared to $14.65 million for the same period in 2016.
Nonperforming assets were $3.79 million, or 0.60% of total assets, on September 30, 2017, compared to $4.58 million, or 0.73% of total assets, on September 30, 2016. Included in nonperforming assets on September 30, 2017 were $2.43 million of nonperforming loans and $1.36 million of other real estate owned. The ratio of nonperforming loans to total loans at the period's end was 0.50% at September 30, 2017 compared to 0.70% at September 30, 2016.
Net loan recoveries in the third quarter of 2017 were $39,000 compared to net loan charge-offs of $609,000 in the third quarter of 2016. Net loan charge-offs for the first nine months of 2017 were $492,000 or 0.11% of average loans, compared to net loan recoveries of $732,000, or (0.16%) of average loans for the same period in 2016. Allowance for loan losses was $4.43 million or 0.90% of total loans on September 30, 2017 compared to $4.42 million or 0.97% of total loans on September 30, 2016. The allowance for loan losses coverage ratio was 1.82 times nonperforming loans on September 30, 2017 compared to 1.37 times for the same period in 2016.
Noninterest income, excluding securities gains and losses, decreased $6,000 to $1.28 million in the third quarter of 2017 compared to $1.29 million in the same quarter of 2016 and increased $76,000 to $4.09 million during the first nine months of 2017 compared to $4.01 million during the same period in 2016. Noninterest expense for the third quarter of 2017 decreased $24,000 to $4.99 million compared to $5.02 million for the third quarter of 2016. Noninterest expense for the first nine months of 2017 was $15.56 million compared to $15.57 million for the first nine months of 2016.
Shareholders' equity increased $2.73 million to $57.19 million on September 30, 2017 compared to $54.45 million on December 31, 2016. The book value per common share was $15.20 as of September 30, 2017. Fauquier Bankshares' stock price closed at $20.80 per share on October 27, 2017.
At September 30, 2017, the Bank's common equity tier 1 capital ratio and tier 1 risk-based capital ratio were 12.07%. The Bank's total risk-based ratio and leverage ratio were 12.96% and 9.51%, respectively, at September 30, 2017. The Bank exceeds all fully phased-in capital requirements of Basel III, effective January 1, 2019, at September 30, 2017.

The Company continues to focus on its growth and profitability strategy for the remainder of 2017 and beyond, including growth in ROAE and ROAA, by increasing our emphasis on promoting products and services that contribute to balance sheet growth while enhancing noninterest income and improving operational processes and cost savings to reduce noninterest expenses.  Progress on our strategic initiatives include:

Continued growth in all lending sectors by attracting and employing additional lending professionals, originating residential loans for sale on the secondary market, offering new loan products such as secured-based lending through our wealth management line of business, and a strategy of online origination of unsecured commercial and consumer loans to our depositors through a partnership with a third-party Fintech provider.

	Continued focus on maintaining high credit quality standards by reducing nonperforming loans to total loans.
	Commitment to continued profitability in the Wealth Management division with three financial planners obtaining professional certifications.
	Improvement in the net interest margin through increased earning assets and yield, while maintaining low cost of funds through disciplined deposit gathering and pricing strategies.
	Continued expense control and process improvements throughout the Company.
Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, mobile banking with mobile deposit, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information is available at www.tfb.bank or by calling Investor Relations at (800) 638-3798.
This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Sep. 30, 2017	Jun. 30, 2017	Mar. 30, 2017	Dec. 31, 2016	Sep. 30, 2016

EARNINGS STATEMENT DATA:
Interest income	$6,001	$5,713	$5,415	$5,569	$5,423
Interest expense	515	509	469	489	458
Net interest income	5,486	5,204	4,946	5,080	4,965
Provision for loan losses	110	235	50	-	425
Net interest income after provision for loan losses	5,376	4,969	4,896	5,080	4,540
Noninterest income	1,285	1,393	1,412	1,283	1,291
Noninterest expense	4,993	5,150	5,415	5,357	5,017
Income before income taxes	1,668	1,212	893	1,006	814
Income taxes	387	222	125	198	116
Net income	$1,281	$990	$768	$808	$698

PER SHARE DATA:
Net income per share, basic	$0.34	$0.26	$0.20	$0.22	$0.19
Net income per share, diluted	$0.34	$0.26	$0.20	$0.22	$0.19
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Average basic shares outstanding	3,765,359	3,769,201	3,761,501	3,753,698	3,754,304
Average diluted shares outstanding	3,773,813	3,778,532	3,768,676	3,763,002	3,764,645
Book value at period end	$15.20	$14.93	$14.66	$14.51	$14.46
BALANCE SHEET DATA:
Total assets	$631,717	$646,265	$630,032	$624,445	$623,877
Loans, net	485,326	463,309	451,166	458,608	452,874
Investment securities	68,682	65,539	58,212	51,755	47,959
Deposits	556,209	571,902	551,103	546,157	545,402
Transaction accounts (Demand & interest checking accounts)	348,005	359,725	344,324	348,819	341,135
Shareholders' equity	57,185	56,259	55,267	54,451	54,258
PERFORMANCE RATIOS:
Net interest margin(1)	3.75%	3.60%	3.52%	3.50%	3.45%
Return on average assets	0.80%	0.63%	0.50%	0.51%	0.44%
Return on average equity	8.96%	7.10%	5.68%	5.91%	5.11%
Efficiency ratio(2)	72.62%	76.81%	83.95%	83.01%	79.03%
Yield on earning assets	4.09%	3.94%	3.85%	3.86%	3.77%
Cost of interest bearing liabilities	0.45%	0.45%	0.43%	0.43%	0.40%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)
Efficiency ratio is computed by dividing noninterest expense less gains or losses on sale of other real estate owned by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016
ASSET QUALITY RATIOS:
Nonperforming loans	$2,431	$2,322	$3,207	$3,523	$3,219
Other real estate owned	1,356	1,356	1,356	1,356	1,356
Total nonperforming assets	3,787	3,678	4,563	4,879	4,575
Restructured loans still accruing	4,361	4,506	4,541	5,305	5,349
Student loans (U. S. Government 98% guaranteed) past due 90 or more days and still accruing	2,129	2,397	2,438	2,538	1,893
Other loans past due 90 or more days and still accruing	565	104	1	321	-
Total nonperforming and other risk assets	$10,842	$10,685	$11,543	$13,043	$11,817

Nonperforming loans to total loans, period end	0.50%	0.50%	0.70%	0.76%	0.70%
Nonperforming assets to period end total assets	0.60%	0.57%	0.72%	0.78%	0.73%
Allowance for loan losses	$4,428	$4,279	$4,447	$4,525	$4,417
Allowance for loan losses to period end loans	0.90%	0.92%	0.98%	0.98%	0.97%
Allowance for loan losses as percentage of nonperforming loans, period end	182.15%	184.28%	139.60%	128.44%	137.22%
Net loan charge-offs (recoveries) for the quarter	$(39)	$434	$97	$(108)	$609
Net loan charge-offs (recoveries) to average loans	(0.008%)	0.09%	0.02%	(0.02%)	0.13%

CAPITAL RATIOS:
Tier 1 leverage ratio (Bank only)	9.51%*	9.36%*	9.44%*	9.23%*	9.16%*
Common equity tier 1 capital ratio (Bank only)	12.07%*	12.35%*	12.43%*	12.22%*	12.21%*
Tier 1 risk-based capital ratio (Bank only)	12.07%*	12.35%*	12.43%*	12.22%*	12.21%*
Total risk-based capital ratio (Bank only)	12.96%*	13.24%*	13.38%*	13.17%*	13.15%*
Tangible equity to total assets (Consolidated Company)	9.05%	8.71%	8.77%	8.72%	8.70%

*Reflects Basel III capital requirements effective January 1, 2015. When fully phased-in on January 1, 2019 the rules will require the Bank to maintain a minimum tier 1 leverage ratio of 4.0%, a minimum common equity tier 1 capital ratio of 4.5% plus a "capital conversation buffer" of 2.5% for a total of 7.0%, a tier 1 risk-based capital ratio of 6.0% plus a "capital conservation buffer" of 2.5% for a total of 8.5%, and a total risk-based capital ratio of 8.0% plus a "capital conversation buffer" of 2.5% for a total of 10.5%.

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)	For the Nine Month Periods Ended,
	Sep. 30, 2017	Sep. 30, 2016
EARNINGS STATEMENT DATA:
Interest income	$17,129	$16,005
Interest expense	1,493	1,354
Net interest income	15,636	14,651
Provision for (recovery of) loan losses	395	(508)
Net interest income after
provision for (recovery of) loan losses	15,241	15,159
Noninterest income	4,090	4,014
Noninterest expense	15,558	15,568
Income before income taxes	3,773	3,605
Income taxes	734	739
Net income	$3,039	$2,866

PER SHARE DATA:
Net income per share, basic	$0.81	$0.76
Net income per share, diluted	$0.81	$0.76
Cash dividends	$0.36	$0.36
Average basic shares outstanding	3,765,368	3,753,777
Average diluted shares outstanding	3,773,688	3,764,238

PERFORMANCE RATIOS:
Net interest margin(1)	3.62%	3.50%
Return on average assets	0.65%	0.63%
Return on average equity	7.27%	7.13%
Efficiency ratio(2)	77.67%	82.14%

Net loan charge-offs (recoveries)	$492	$(732)
Net loan charge-offs (recoveries) to average loans	0.11%	(0.16%)

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.